Exhibit 23.2

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Feutune Light Acquisition Corporation on Amendment No.1 to Form S-4 of our report dated June 6, 2023, relating to our audits of the financial statements of Thunder Power Holdings Limited for the years ended December 31, 2022 and 2021, included in this Registration Statement. Our report contains an explanatory paragraph as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Assentsure PAC

Singapore

February 8, 2024